UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

May 19, 2016
Date of Report (Date of earliest event reported)

Kratos Defense & Security Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-34460	13-3818604
(Commission File Number)	(IRS Employer Identification No.)

4820 Eastgate Mall, Suite 200, San Diego, CA	92121
(address of principal executive offices)	(Zip Code)

(858) 812-7300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 19, 2016, the Company held its annual meeting of stockholders (the “Annual Meeting”). As of the record date for the Annual Meeting, there were 59,583,569 shares of the Company’s common stock outstanding. At the Annual Meeting, the holders of 52,469,962 shares were represented in person or by proxy. Set forth below is a brief description of each matter acted upon by the stockholders of the Company at the Annual Meeting and the final voting results for each such proposal. These proposals are set out in more detail in the Company’s Proxy Statement for the Annual Meeting filed with the Securities and Exchange Commission on April 7, 2016.

1. The stockholders considered a proposal to elect each of the individuals named below as directors to serve until the next annual meeting or until their successors are duly elected and qualified. The nominees for election to the Board of Directors were elected, each to serve until the next annual meeting, based upon the following votes:

Nominee	For	Against	Abstain	Broker Non-Votes
Scott Anderson	34,659,851	1,045,587	327,356	16,437,168
Bandel Carano	34,531,995	1,379,575	121,224	16,437,168
Eric DeMarco	34,651,217	1,093,968	287,609	16,437,168
William Hoglund	34,610,772	1,235,814	186,208	16,437,168
Scot Jarvis	34,647,344	1,222,996	162,454	16,437,168
Jane Judd	34,702,948	1,140,050	189,796	16,437,168
Samuel Liberatore	34,708,420	1,169,500	154,874	16,437,168
Amy Zegart	34,894,457	977,089	161,248	16,437,168

2. The stockholders considered a proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016. This proposal was approved based upon the following votes:

For	51,769,049
Against	532,382
Abstain	168,531

3. The stockholders considered a proposal to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers, as presented in the Company’s 2016 Proxy Statement. This proposal was approved based upon the following votes:

For	32,500,186
Against	3,197,370
Abstain	335,238
Broker Non-Votes	16,437,168

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kratos Defense & Security Solutions, Inc.

Date: May 23, 2016	By:	/s/ Marie Mendoza
Marie Mendoza
Vice President, General Counsel & Secretary